Exhibit 99.1

Enrique Ramirez Mena Joins Jack in the Box Inc. Board of Directors

SAN DIEGO--(BUSINESS WIRE)--December 19, 2023--Jack in the Box Inc. (NASDAQ: JACK) announced that Enrique Ramirez Mena has joined the company’s Board of Directors, effective January 15, 2024. Ramirez Mena currently serves as president and chief financial officer of Buff City Soap, a franchisor offering handmade and plant-based personal care products with over 250 locations across the country. Before joining Buff City Soap, he spent 12 years at Yum! Brands in various executive leadership roles, both domestically and internationally. As the chief financial officer and chief growth officer of Pizza Hut, he helped lead an 18,000-store system with over $12 billion in sales. As the general manager of Pizza Hut Latin America & Iberia, he oversaw a business unit with 2,600 stores and system sales exceeding $1.5 billion. During his tenure at Yum! Brands, he consistently exceeded unit development and operating profit plans, setting records for the company's new store growth. He currently serves as Board Director and Chairman of the Audit Committee at Six Flags.

Ramirez Mena joins the Jack in the Box Inc. Board with more than two decades of financial and strategic development experience in the QSR and retail industries. Before his tenure at Yum! Brands, he held various senior leadership roles in marketing and strategic growth at FedEx Office Print & Ship Services Inc., formerly Kinko’s Inc., where he helped lead the accelerated growth of the Kinko’s store base following the merger between FedEx and Kinko’s.

“We are excited to welcome Enrique to our Board and look forward to leveraging his financial expertise as we execute our long-term strategic plan for the Jack in the Box and Del Taco brands,” said Darin Harris, CEO at Jack in the Box Inc. “In addition to Enrique’s strong financial leadership, his strategic development expertise leading the rapid acceleration of unit growth at Pizza Hut will play a critical role in guiding how best to achieve our growth goals for fiscal year 2024 and beyond and create shareholder value.”

Originally from Mexico City, Ramirez Mena holds a B.A. in Economics from the Instituto Tecnologico Autonomo de Mexico and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with approximately 2,200 restaurants across 21 states, and Del Taco®, the second largest Mexican-American QSR chain by units in the U.S. with approximately 600 restaurants across 16 states. For more information on both brands, including franchising opportunities, visit www.jackinthebox.com and www.deltaco.com.

Contacts

Chris Brandon
Vice President, Investor Relations
chris.brandon@jackinthebox.com
619.902.0269